January 23, 1996



Pioneer Tax-Free State Series Trust
60 State Street
Boston, MA  02109

         Re:      Pioneer Massachusetts Double Tax-Free Fund

Ladies and Gentlemen:

         We have acted as counsel for Pioneer Tax-Free State Series Trust, a Massachusetts business trust (the "Trust"), in connection with the preparation of Post-Effective Amendment No. 4 to the Trust's Registration Statement under the Securities Act of 1933 (File No. 33-54306) and Amendment No. 5 to the Trust's Registration Statement under the Investment Company Act of 1940 (File No. 811-7336) on Form N-1A (as so amended, the "Registration Statement"). We hereby consent to the filing of this letter as an exhibit to such Registration Statement and to the reference to our firm under the captions "Dividends, Distributions and Taxation -- Pioneer Massachusetts Double Tax-Free Fund" in the Prospectus, dated January 26, 1996, and "Tax Status -- Massachusetts State and Local Tax Matters" in the Statement of Additional Information, dated January 26, 1996, which are parts of such Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                             Very truly yours,

                                             /s/ Hale and Dorr

                                             HALE AND DORR